Exhibit 10.1

NVIDIA CORPORATION
FISCAL YEAR 2012 VARIABLE COMPENSATION PLAN

Overview

The compensation philosophy of NVIDIA Corporation (the “Company”) is to attract, motivate, retain and reward its management through a combination of base salary and performance based compensation. Certain Senior Officers, as defined below (collectively, the “Participants”), who are employed at the Company during fiscal year 2012 and, unless otherwise determined by the Compensation Committee (the “Committee”), are employees of the Company on and as of the date the cash payments are awarded (each, a “Variable Cash Payment”), shall be eligible to participate in the Fiscal Year 2012 Variable Compensation Plan (the “Plan”). The Plan is designed to award a Variable Cash Payment for performance in fiscal year 2012 to a Participant if the Company achieves certain corporate performance targets (the “Corporate Targets”) and/or if the Participant achieves certain Individual Targets (as defined below). Payments awarded in connection with the achievement of Corporate Targets shall be referred to herein as a “Corporate Variable Cash Payment and payments awarded in connection with the achievement of Individual Targets shall be referred to herein as an “Individual Variable Cash Payment”.

For purposes of the Plan, only the Company’s chief executive officer, chief financial officer, other executive officers and certain other senior officers shall be considered “Senior Officers.”  The Committee shall determine the persons to be specified as Senior Officers for purposes of this Plan and the Senior Officers who may be Participants hereunder.

For fiscal year 2012, for purposes of the Plan, “Individual Targets” shall be set for certain Senior Officers as follows:

•	For the chief executive officer, certain key performance objectives set by the Committee; and
•	For certain Senior Officers, certain key performance objectives set by the chief executive officer.

Determination of Fiscal Year 2012 Variable Cash Payments

Certain Senior Officers are eligible to receive a Variable Cash Payment if the Company achieves its Corporate Targets and/or such Senior Officer achieves his or her Individual Targets at specified levels. The aggregate potential amount of the Variable Cash Payment a Participant may receive upon achievement of the Corporate Targets and/or his or her Individual Targets and the pool available to all Participants under the Plan will be set by the Committee for all Participants based on a recommendation made by the chief executive officer (the “Variable Cash Payment Target Amount”). A Participant’s Variable Cash Payment Target Amount is based on the difficulty and responsibility of each position. For fiscal year 2012, each Participant’s Variable Cash Payment Target Amount will be split such that fifty percent (50%) is allocated to the achievement of the Corporate Targets (the “Corporate Variable Cash Target Amount”) and fifty percent (50%) is allocated to the achievement of his or her Individual Targets (the “Individual Variable Cash Target Amount”). A Participant may be eligible to receive more or less than his or her Corporate Variable Cash Target Amount or Individual Variable Cash Target Amount as described more fully below.

Individual Variable Cash Payment

An Individual Variable Cash Payment may be awarded to a Participant based on the achievement of his or her Individual Targets or other criteria determined by the Committee.

The amount of the actual Individual Variable Cash Payments to be made for fiscal 2012 (the “Actual Individual Variable Cash Payments”) shall be made pursuant to the following guidelines and taking into account whether Individual Targets have been achieved:

•	For the chief executive officer, the Committee shall determine if the Individual Targets have been achieved and shall determine the amount of the Actual Individual Variable Cash Payment; and
•
For all other Senior Officers, the Committee, based on input from the chief executive officer, shall determine if the Individual Targets have been achieved by such Senior Officer and shall determine the amount of the Actual Individual Variable Cash Payment for such Senior Officer.

An Actual Individual Variable Cash Payment that is in excess of fifty percent (50%) of the Variable Cash Target Amount may be awarded to a Participant for extraordinary individual performance. In no event shall any Participant receive an Actual Individual Variable Cash Payment in excess of two (2) times the amount of his or her Individual Variable Cash Target Amount. If a Participant achieves only a portion of his or her Individual Targets, the Participant may still be eligible to receive an Actual Individual Variable Cash Payment to the extent determined by the Committee (for the chief executive officer and other Senior Officers), each in their sole discretion. If a Participant does not receive an Individual Variable Cash Payment, he or she may still be eligible to receive a Corporate Variable Cash Payment as outlined below.

Corporate Variable Cash Payment

The Committee has set the Corporate Targets for the Participants based on achievement of specified fiscal year 2012 net income. The amount of actual net income, as set forth in the Company’s financial statements for fiscal 2012 as may be adjusted for material non-recurring items at the discretion of the Committee, shall be the “Actual Result.” The Committee has also set threshold and maximum Actual Result targets for fiscal year 2012 for Participants for the award of a portion or all of the Corporate Variable Cash Payment (the “Threshold” and “Maximum,” respectively). The actual Corporate Variable Cash Payments to be made for fiscal 2012 (the “Actual Corporate Variable Cash Payments”) shall be made pursuant to the following guidelines:

•	If the Actual Result is less than the Threshold, a Participant will not receive any portion of his or her Corporate Variable Cash Payment.
•	If the Actual Result falls at or between the Threshold and the applicable Corporate Target, each Participant shall receive an Actual Corporate Variable Cash Payment based on the following formula:

Actual Corporate Variable Cash Payment  =    [(((Actual Result – Threshold) / (Corporate Target – Threshold)) / 2) + 50%] * Corporate Variable Cash Target Amount

•	If the Actual Result equals the Corporate Target, each Participant shall be eligible to receive 100% of his or her Corporate Variable Cash Target Amount.
•
If the Actual Result exceeds the Corporate Target but is less than the Maximum, each Participant shall be eligible to receive an Actual Corporate Variable Cash Payment pursuant to the formula set forth below:

Actual Corporate Variable Cash Payment  =    [((Actual Result – Corporate Target) / (Maximum - Corporate Target)) + 1] * Corporate Variable Cash Target Amount

•	If the Actual Result equals or exceeds the Maximum, each Participant shall be eligible to receive 200% of his or her Corporate Variable Cash Target Amount.

In no event shall any Participant receive an Actual Corporate Variable Cash Payment in excess of two (2) times the amount of his or her Corporate Variable Cash Target Amount.

If a Participant does not receive a Corporate Variable Cash Payment, he or she may still be eligible to receive all or a portion of an Individual Variable Cash Payment as outlined above.

Miscellaneous Provisions

Payments under this Plan shall be made following the end of the fiscal year, on such schedule as may be approved by the Committee in its discretion.

Participation in the Plan shall not alter in any way the at will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice.

Notwithstanding whether this Plan is referenced in another agreement, policy, arrangement or other document, only the Board of Directors or the Committee may amend or terminate this Plan at any time. Further, the Board of Directors or the Committee may modify the Corporate Targets, Individual Targets and/or Corporate and/or Individual Variable Cash Target amounts at any time.

Any Variable Cash Payments or other benefits under this Plan shall be subject to the Company’s Clawback Policy and shall bind all Participants subject to the Clawback Policy who receive any amounts under this Plan.

This Plan shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles of conflicts of laws.